Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (a) our report dated February 21, 2025 (except for Note 20, as to which the date is May 30, 2025), with respect to the consolidated financial statements, included in the Current Report of Unisys Corporation on Form 8-K filed on May 30, 2025, and (b) our report dated February 21, 2025, with respect to the internal control over financial reporting, included in the Annual Report of Unisys Corporation on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

June 16, 2025